Exhibit 99.1

A conference call regarding this earnings release is scheduled for 9 a.m. Eastern, Thursday, Jan. 6, 2005. Dial in at 1.517.623.4891 or log on at www.emmis.com

Contacts: Walter Berger, EVP & CFO Kate Healey, Media & Investor Relations 317.266.0100

For Immediate Release
Thursday, Jan. 6, 2005

Emmis Communications Reports 3rd Quarter Results

Emmis exceeds guidance with strong TV political season and radio stations outperforming markets

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its third fiscal quarter ending Nov. 30, 2004.

For the third quarter, reported net revenues were $169.0 million, compared to $152.1 million for the same quarter of the prior year, an increase of 11%.

Reported net revenues for all periods presented exclude the results of the three Phoenix radio stations that the Company is swapping with Bonneville for a radio station in Chicago (see discussion below). The financial results of these three stations have been classified as discontinued operations. This transaction occurred after the Company had issued guidance for the quarter ended Nov. 30, 2004. The net revenues and station operating expenses, excluding non-cash compensation, of these three radio stations were $7.4 million and $4.2 million, respectively, for the quarter. If these three stations had been included in reported results, as opposed to discontinued operations, reported net revenues and station operating expenses for the three months ended Nov. 30, 2004, would have been $176.4 million and $101.5 million, respectively.

Diluted Earnings Per Share (EPS) for the quarter were $0.31, compared with $0.16 for the same quarter of the prior year. The 94% increase in diluted EPS is due to significantly higher station operating income coupled with reduced interest expense resulting from Emmis’ debt refinancing activities completed in May 2004.

“Emmis’ third quarter results demonstrate the benefits of having a strong strategic focus,” said Emmis Chairman and CEO Jeff Smulyan. “Our continued emphasis on being the best operators in our businesses, paying down our debt and continuing to build long-term shareholder value has helped us achieve success in our markets, in our industries and on our balance sheet. By holding to this plan, we expect to continue our record of achievement in the months ahead.”

For the third quarter, radio net revenues increased 3%. Smulyan said the radio results were attributable to continued outperformance of its markets, highlighted by seven consecutive quarters of raising rates while optimizing the amount of inventory the Company sells. As the result of a healthy political year, television net revenues increased 24% for the quarter. Political net revenues in the quarter were $20.1 million, compared to $1.8 million in the same quarter of the prior year. Smulyan noted that the Emmis Television Division has a record of top performance in both political and non-political years. Publishing net revenues were down 2%.

-more-

For the third quarter, operating income was $48.5 million, compared to $39.0 million for the same quarter of the prior year, an increase of 24%. Emmis’ station operating income for the third quarter was $71.7 million, compared to $62.0 million for the same quarter of the prior year, an increase of 16%.

Emmis has included supplemental pro forma net revenues, station operating expenses excluding non-cash compensation and certain other financial data on its website, www.emmis.com. This information, which includes all consummated station acquisitions and dispositions, can be found under the “Investors” tab.

Under the terms of Emmis Operating Company’s senior bank credit facility, Emmis Communications Corporation total consolidated debt-to-EBITDA leverage was 6.1x as of Nov. 30, 2004. Emmis repaid $52.5 million of revolving credit facility debt during the quarter.

International radio net revenues and station operating expenses for the quarter ended Nov. 30, 2004, were $4.0 million and $3.8 million, respectively.

During the third quarter, Emmis announced that it had signed a letter of intent with Bonneville International Corporation to swap three Emmis Phoenix radio stations – KTAR-AM, KMVP-AM and KKLT-FM – in exchange for WLUP-FM (The Loop) in Chicago and $70 million in cash, which Emmis expects to use to pay down senior debt. The companies began programming the properties under time brokerage agreements effective Dec. 1, 2004 and expect the transaction to close in mid-January, 2005. Emmis has owned WKQX-FM (Q101) in Chicago since 1988.

Effective Jan. 1, 2005, Emmis curtailed its stock compensation program by eliminating mandatory participation for employees making less than $180,000 per year. For calendar 2005, this change will result in a $7.5 million decrease in the Company’s non-cash compensation expense and a corresponding increase in the Company’s cash operating expense.

As discussed in the Company’s last quarterly report on Form 10-Q, a recent change in accounting principles mandated by the SEC will result in a write down of goodwill included in the Company’s FCC license value. On Sept. 30, 2004, the Emerging Issues Task Force issued Topic D-108, which, among other things, prohibits the use of the residual method when companies perform their annual impairment test under SFAS No. 142. For all of the Company’s acquisitions completed prior to its adoption of SFAS No. 141 on June 30, 2001, the Company allocated a portion of the purchase price to the acquisition’s tangible assets in accordance with a third party appraisal and allocated the remainder of the purchase price to FCC license. This allocation method is commonly called the residual method and results in all of the acquisition’s intangible assets, including goodwill, being included in the Company’s FCC license value. Although the Company has directly valued the FCC license of stations acquired since its adoption of SFAS No. 141, the Company had retained the use of the residual method to perform its annual impairment tests in accordance with SFAS No. 142 for acquisitions effected prior to the adoption of SFAS No. 141. Topic D-108 prohibits the use of the residual method and precludes companies from reclassifying to goodwill any goodwill that was originally included in the value of the FCC license, resulting in a write-off of the goodwill. Topic D-108 is effective for Emmis’ fiscal year ending February 28, 2006, although the Company has elected to adopt it as of Dec. 1, 2004. Based on preliminary appraisals, the Company expects the adoption of this pronouncement to result in a non-cash charge of approximately $300 million, net of tax, in its fourth quarter as a cumulative effect of an accounting change. This expected loss will have no impact on the Company’s compliance with its debt covenants.

-more-

Pro forma calculations assume the following events all had occurred on March 1, 2003: (a) the acquisition of a controlling interest of 50.1% in a partnership that owns six radio stations in the Austin, Texas metropolitan area in July 2003 and (b) the disposition of Mira Mobile, a mobile television production company, in June 2003.

The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended Nov. 30,		%	9 months ending Nov. 30,		%
	2004	2003	Change	2004	2003	Change
Radio
Reported net revenues	$69,822	$67,551	3%	$214,708	$196,926	9%
Plus: Revenues from assets acquired	—	—		—	8,860
Less: net revenues from assets disposed	—	—		—	—

Pro forma net revenues	$69,822	$67,551	3%	$214,708	$205,786	4%

Television
Reported net revenues	$78,411	$63,182	24%	$208,248	$179,532	16%
Plus: Revenues from assets acquired	—	—		—	—
Less: net revenues from assets disposed	—	—		—	(1,140)

Pro forma net revenues	$78,411	$63,182	24%	$208,248	$178,392	17%

Publishing
Reported net revenues	$20,816	$21,335	-2%	$57,654	$57,299	1%
Plus: Revenues from assets acquired	—	—		—	—
Less: net revenues from assets disposed	—	—		—	—

Pro forma net revenues	$20,816	$21,335	-2%	$57,654	$57,299	1%

Total Company
Reported net revenues operating income	$169,049	$152,068	11%	$480,610	$433,757	11%
Plus: Revenues from assets acquired	—	—		—	8,860
Less: Revenues from assets disposed	—	—		—	(1,140)

Pro forma net revenues	$169,049	$152,068	11%	$480,610	$441,477	9%

-more-

Guidance Table
(Dollars in millions)
4th Quarter Guidance

Quarter ended 2/28/05
Net Revenues:
Domestic Radio	$56.5
International Radio	5.0

Total Radio	61.5
Television	58.2
Publishing	19.4

Total net revenues	$139.1

Station Operating Expenses, excluding non-cash compensation:
Domestic Radio	$35.5
Foreign Radio	4.2

Total Radio	39.7
Television	41.4
Publishing	17.9

Total station operating expenses, excluding non-cash comp	$99.0

Corporate Expenses	$7.1

Included in forecasted corporate expenses for the quarter ended Feb. 28, 2005 is approximately $0.5 million of expenses associated with Wireless TV, LLC.

The above domestic radio net revenue guidance implies pro forma growth of 3% in Q4 . Prior year pro forma results are available on the Company’s website.

Emmis will host a conference call regarding this information on Thursday, Jan. 6, 2005 at 9 a.m. Eastern at 1.517.623.4891, with a replay available until Thursday, Jan. 13, 2005 at 1.203.369.0340. Listen on-line by logging on to www.emmis.com.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.

-more-

Station operating income is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.

Emmis Communications – Great Media, Great People, Great Service ®
Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis has announced but not yet completed a swap of three Phoenix radio stations for one Chicago radio station. Pro forma for that transaction, Emmis will own 23 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. In addition, Emmis owns a radio network, international radio stations, 16 television stations, regional and specialty magazines, and ancillary businesses in broadcast sales and book publishing.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words “continues,” “expect,” “will,” or “would,” are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; the attraction and retention of quality talent and other programming; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions, including the desired radio; inability or delay in closing previously announced acquisitions; future terrorist attacks or other large-scale disasters; wars and other events creating economic uncertainty; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Note: Financial schedule attached.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended November 30,		Nine months ended November 30,
	2004	2003	2004	2003
OPERATING DATA:
Net revenues:
Radio	$69,822	$67,551	$214,708	$196,926
Television	78,411	63,182	208,248	179,532
Publishing	20,816	21,335	57,654	57,299
Total net revenues	169,049	152,068	480,610	433,757
Operating expenses, excluding noncash compensation:
Radio	38,655	36,157	116,205	104,901
Television	41,748	37,656	119,591	111,685
Publishing	16,955	16,254	50,187	48,815
Total station operating expenses, excluding noncash compensation	97,358	90,067	285,983	265,401
Corporate expenses, excluding noncash compensation	7,318	6,066	23,354	17,690
Noncash compensation (a)	4,468	5,421	13,430	17,477
Depreciation and amortization	11,430	11,485	34,931	33,884

Operating income	48,475	39,029	122,912	99,305
Interest expense	(15,628)	(20,910)	(50,410)	(64,836)
Gain (loss) on sale of assets	(570)	19	(570)	976
Loss on debt extinguishment (b)	—	—	(97,248)	—
Other income (expense), net	675	(68)	256	(560)

Income (loss) before income taxes, minority interest and discontinued operations	32,952	18,070	(25,060)	34,885
Provision for income taxes	14,268	7,279	15,222	15,143
Minority interest expense, net of tax	565	783	1,947	1,327

Income (loss) from continuing operations	18,119	10,008	(42,229)	18,415
Income (loss) from discontinued operations	1,686	1,308	3,760	5,257

Net income (loss)	19,805	11,316	(38,469)	23,672
Preferred stock dividends	2,246	2,246	6,738	6,738

Net income (loss) available to common shareholders	$17,559	$9,070	$(45,207)	$16,934

Basic net income (loss) per common share:
Continuing operations	$0.28	$0.14	$(0.88)	$0.21
Discontinued operations, net of tax	0.03	0.03	0.07	0.10

Net income (loss) available to common shareholders	$0.31	$0.17	$(0.81)	$0.31

Diluted net income (loss) per common share:
Continuing operations	$0.28	$0.14	$(0.88)	$0.21
Discontinued operations, net of tax	0.03	0.02	0.07	0.10

Net income (loss) available to common shareholders	$0.31	$0.16	$(0.81)	$0.31

Weighted average shares outstanding:
Basic	56,214	54,895	56,042	54,470
Diluted	56,307	55,252	56,042	54,780

(a) Noncash compensation by segment:
Radio	$1,245	$1,496	$3,882	$5,431
Television	1,381	1,985	4,381	6,119
Publishing	534	706	1,679	2,185
Corporate	1,308	1,234	3,488	3,742

Total	$4,468	$5,421	$13,430	$17,477

(b) Reflects costs associated with our debt recapitalization, which closed on May 10, 2004 and a subsequent subordinated debt extinguishment on June 10, 2004.

OTHER DATA:
Station operating income (See below)	71,691	62,001	194,627	168,356
Cash paid for taxes	—	164	271	924
Capital expenditures	4,202	8,956	16,799	17,718

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$48,475	$39,029	$122,912	$99,305
Plus: Depreciation and amortization	11,430	11,485	34,931	33,884
Plus: Corporate expenses, excluding noncash compensation	7,318	6,066	23,354	17,690
Plus: Noncash compensation	4,468	5,421	13,430	17,477

Station operating income	$71,691	$62,001	$194,627	$168,356

SELECTED BALANCE SHEET INFORMATION:	November 30, 2004	November 30, 2004

Total Cash and Cash Equivalents	$21,764	$19,970
Senior Debt	$906,000	$739,833
Senior Subordinated Debt	375,000	300,000
Senior Discount Notes	1,209	223,423

Total Senior, Senior Subordinated and Senior Discount Debt	$1,282,209	$1,263,256